Prospectus Supplement No. 1 Dated August 30, 2002
(To Prospectus Dated July 31, 2002)

Filed Pursuant to
Rule 424(b) (3) and (c)
Commission File No. 333-92408

11,464,286 Shares

P-COM, Inc.
Common Stock

This Prospectus Supplement No. 1 (the “Prospectus Supplement”) supplements our Prospectus dated August 1, 2002 (the “Prospectus”) relating to the sale by certain of our current stockholders, or by pledgees, donees, transferees, assignees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the “Selling Stockholders”), of up to 11,464,286 shares of our common stock that were issued in connection with a Share Purchase Agreement, dated June 6, 2002.

Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

SELLING STOCKHOLDERS

The table captioned “Selling Stockholders” commencing on pages 3 and 18 of the Prospectus is hereby amended as follows to revise the number of shares of our common stock offered by Gruber & McBaine International and Lagunitas Partners LP under the Prospectus to reflect the transfer of shares held by Gruber & McBaine International to Lagunitas Partners LP in the Selling Stockholders table in the Prospectus.

Name of Selling Stockholders	Number of Shares of Common Stock Beneficially Owned Before Offering	Percent of Outstanding Shares Beneficially Owned Before Offering	Number of Shares to be Sold Pursuant to this Prospectus
REVISE:

Gruber & McBaine International	335,492	1.1%	121,428
Lagunitas Partners LP	892,854	2.9%	235,714